EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS *
5/2/08
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-1.43%	-0.46%	11.09%
Class B Units	-1.45%	-0.46%	10.77%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MAY 2, 2008

Grant Park registered trading losses during the past week.  The majority of the setbacks came from the currency, energy, and metals sectors.

Despite some modest gains in various emerging market currency positions, the currency portion of the portfolio registered losses this past week.  Long positions in the euro (both against the dollar and yen) accounted for a bulk of the setbacks.  After falling to all-time lows against the euro on April 22nd, the dollar rallied strongly in response to the announcement of a 25 basis point interest rate cut from last Wednesday’s Fed meeting.  Perhaps more important than the cut itself was a signal from the Fed that the rate-cutting practices of late may soon be coming to a halt, which many analysts view as a precursor that the U.S. economy may be turning a corner.  Upswings in the U.S. equity markets and better than expected results in last Friday’s unemployment statistics added to the greenback’s strengthening.  Poor consumer sentiment reports from various European nations further exacerbated dips in the euro.

Price breaks across the energy sector produced losses on Grant Park’s long positions.  As with many of the commodities markets this past week, the primary driver behind price moves in the energy markets were movements in the U.S. dollar.  Prices started the week strong as supply concerns, stemming from a strike at a major Scottish oil refinery and ongoing violence in Nigeria, drove the crude oil market to another historic high of $119.93 per barrel last Monday.  These levels proved difficult to hold as situations in both Scotland and Nigeria seem to be approaching resolution by week’s end.

Lastly, Grant Park’s long positions in the metals sector experienced some setbacks as well this past week.  The losses came primarily from the gold and copper markets after a late week upturn in the U.S. dollar caused a price break across many of the precious and base metals markets.  Long copper positions were the most heavily affected as the commodity dipped by more than 5% last Thursday in response to the greenback, before retracing a bit by week’s end.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com